UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2006

THE PMI GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13664	94-3199675
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

PMI Plaza, 3003 Oak Road

Walnut Creek, California 94597

(Address of principal executive offices with zip code)

(925) 658-7878

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 13, 2006, The PMI Group, Inc. (“PMI”) entered into an amendment to its bridge loan credit agreement (the “Credit Agreement”), by and among PMI and Goldman Sachs Credit Partners L.P., as administrative agent, sole lead arranger, sole book manager and lender. Pursuant to the terms of the Credit Agreement, which was originally entered into on August 23, 2006, PMI has borrowed $345 million. Prior to the September 13, 2006 amendment, PMI was required to use the proceeds from the Credit Agreement only to fund share repurchases under its previously-announced accelerated stock buyback program with Goldman, Sachs & Co. (“Goldman Sachs”). The Credit Agreement has been amended to permit PMI to use such proceeds to fund any common share repurchase program entered into by PMI with Goldman Sachs Credit Partners L.P. or any of its affiliates, including, but not limited to, any accelerated share repurchase program or share forward transaction, any share repurchase program compliant with the terms of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (a “10b5-1 Program”) and any share repurchase program compliant with the terms of Rule 10b-18 under the Securities Exchange Act of 1934, as amended.

Also on September 13, 2006, PMI entered into a 10b5-1 Program with Goldman Sachs. Pursuant to the terms of the 10b5-1 Program, Goldman Sachs, on behalf of PMI, from time to time will effect purchases of shares of PMI’s common stock. The aggregate purchase price of shares of PMI’s common stock that will be purchased under the 10b5-1 Program will not exceed the difference between $385 million and the aggregate purchase price of the shares of common stock PMI repurchases pursuant to the accelerated stock buyback program it entered into with Goldman Sachs on August 23, 2006. As previously announced, under the accelerated stock buyback program, PMI will purchase shares of its common stock from Goldman Sachs for an aggregate purchase price of up to $345 million. The accelerated stock buyback program previously entered into was also a 10b5-1 Program.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PMI GROUP, INC.

Date: September 13, 2006	By:	/s/ Donald P. Lofe, Jr.
Donald P. Lofe, Jr. Executive Vice President, Chief Financial Officer

Date: September 13, 2006	By:	/s/ Thomas H. Jeter
Thomas H. Jeter Vice President, Corporate Controller

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